Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) entered into as of December 11, 2006 by and between RAIT Investment Trust, a Maryland real estate investment trust (the “Company”), with a principal office in Philadelphia, Pennsylvania, and Betsy Z. Cohen (“Executive”).

WHEREAS, the Company and Executive previously entered into an Employment Agreement, as of January 23, 2002, (the “Prior Agreement”);

WHEREAS, Executive desires to continue employment with the Company, and the Company desires to continue to employ Executive upon the terms and conditions hereinafter set forth;

WHEREAS, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Taberna Realty Finance Trust (“Taberna”), pursuant to which Taberna will become a wholly-owned subsidiary of the Company as of the closing of the transactions contemplated by the Merger Agreement (the “Merger”);

WHEREAS, concurrently with the execution of the Merger Agreement and in order to induce Taberna to enter into the Merger Agreement, the Company and Executive entered into a waiver agreement dated June 8, 2006, pursuant to which Executive agreed to waive the Good Reason (as defined in the Prior Agreement) termination provisions under her Prior Agreement as a result of any change in her positions or duties directly attributable to or directly in connection with the Merger, provided that such waiver is expressly conditioned on (i) the consummation of the Merger, and (ii) Executive and the Company entering into an amendment to the Prior Agreement containing terms and conditions substantially as set forth in Section 6.1(xi) of the Parent Disclosure Letter to the Merger Agreement;

WHEREAS, the Company desires to amend the Prior Agreement to increase the total number of common shares of beneficial interest, par value $0.01, of the Company (the “Shares”) that Executive will be entitled to receive as the share portion of her benefit under the supplemental executive retirement plan provided in the Prior Agreement (the “SERP”), with such additional Shares to be determined as follows: (i) (A) 50% of (x) the present value of the lump sum Actuarial Equivalent (as defined in Exhibit A to the Prior Agreement) of 60% of her average base pay, plus annual cash bonus earned, for the 2004, 2005 and 2006 calendar years, less (y) the Primary Social Security Benefit (as defined in Exhibit A to the Prior Agreement), divided by (B) the fair market value of a RAIT Share as of November 1, 2006; less (ii) the total number of Shares credited to the share portion of her SERP as of the date of this Agreement;

WHEREAS, the Company and Executive desire to provide that the cash benefit portion of the SERP shall be based on Executive’s compensation for the three calendar years prior to 2007 and desire to make certain other changes to the SERP;

WHEREAS, the Company and Executive have agreed to the changes to the Prior Agreement to satisfy the conditions set forth in Section 6.1(xi) of the Parent Disclosure Letter to the Merger Agreement, to increase the Share portion of the SERP, to freeze the SERP, and to make certain additional changes to the Prior Agreement;

WHEREAS, Executive desires to continue employment with the Company, and the Company desires to continue to employ Executive upon the terms and conditions set forth in this Agreement; and

WHEREAS, this Agreement shall only become effective upon the consummation of the Merger.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows, effective as of the consummation of the Merger:

1. Employment. The Company continues to employ Executive, and Executive hereby accepts such continued employment and agrees to perform Executive’s duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth.

1.1 Employment Term. This Agreement shall be effective as of the consummation of the Merger (the “Effective Date”), and shall continue until the third anniversary of the consummation of the Merger, unless the Agreement is terminated sooner in accordance with Section 2 or 3 below. In addition, the term of the Agreement shall automatically renew daily so that it is at all times for a three year period. The period commencing on the Effective Date and ending on the date on which the term of Executive’s employment under the Agreement shall terminate is hereinafter referred to as the “Employment Term.” If the Merger is not consummated, this Agreement shall be null, void and without effect.

1.2 Duties and Responsibilities. Effective as of the Effective Date, Executive shall cease to serve as the Chief Executive Officer of the Company, but shall continue to serve as the Chairman of the Board of the Company and continue as an employee with the Company. Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to her by the Board of Trustees of the Company (the “Board”). In addition, Executive shall serve as a member of the Board during the Employment Term.

1.3 Extent of Service. Executive agrees to use Executive’s best efforts to carry out Executive’s duties and responsibilities under Section 1.2 hereof and, consistent with the other provisions of this Agreement, to devote such business time, attention and energy thereto as is reasonably necessary to carry out those duties and responsibilities. The foregoing shall not be construed as preventing Executive from providing service to, or making investments in, other businesses or enterprises provided there is no conflict with Executive’s ability to satisfy her obligations to the Company.

1.4 Base Salary. For all the services rendered by Executive hereunder, the Company shall pay Executive a base salary (“Base Salary”), commencing on the Effective Date, at the annual rate of $375,000, payable in installments at such times as the Company customarily pays its other senior level executives. Executive’s Base Salary shall be reviewed annually for appropriate increases by the Board pursuant to the Board’s normal performance review policies for senior level executives but shall not be decreased.

1.5 Bonus. Executive shall continue to be eligible to receive annual bonuses in such amounts as the Board may approve in its sole discretion or under the terms of any annual incentive plan of the Company maintained for other senior level executives.

1.6 Retirement and Welfare Plans and Perquisites.

(a) Executive shall continue to be entitled to participate in all employee retirement and welfare benefit plans and programs or executive perquisites made available to the Company’s senior level executives as a group or to its employees generally, as such retirement and welfare plans or perquisites may be in effect from time to time and subject to the eligibility requirements of the plans. Nothing in this Agreement shall prevent the Company from amending or terminating any retirement, welfare or other employee benefit plans or programs from time to time as the Company deems appropriate.

(b) The Company shall provide and maintain on Executive’s behalf a supplemental executive retirement plan (the “SERP”) in accordance with the terms and conditions described on Exhibit A attached hereto. Executive is fully vested in her benefit under the SERP. The Company previously established a rabbi trust to serve as the funding vehicle for the benefits described in this paragraph, and shall make contributions to the trust in such amounts or in such number of shares of stock of the Company as the Company reasonably determines to be sufficient to provide the present value of the benefit as accrued at the time of the contribution, as determined in accordance with the parameters described in Exhibit A. As soon as administratively practicable, the Company shall contribute to the trust an amount sufficient to permit the full payment of the benefit due to Executive under the SERP. Notwithstanding the establishment of a rabbi trust, the Company’s obligation to pay the benefit shall constitute a general, unsecured obligation, payable out of its general assets, and the Executive shall not have any rights to any specific asset of the Company. Executive or her beneficiary shall have only the rights of a general, unsecured creditor against the Company for any distributions due under this paragraph, and the assets of the rabbi trust shall be available to pay the claims of the Company’s creditors.

1.7 Reimbursement of Expenses; Vacation. Executive shall continue to be provided with reimbursement of reasonable expenses related to Executive’s employment by the Company on a basis no less favorable than that which may be authorized from time to time for senior level executives as a group, and shall be entitled to vacation and sick leave in accordance with the Company’s vacation, holiday and other pay for time not worked policies.

1.8 Incentive Compensation. Executive shall continue to be entitled to participate in any short-term and long-term incentive programs (including without limitation any stock option plans) established by the Company, at levels commensurate with her duties and position as Chairman of the Board.

2. Termination. Executive’s employment shall terminate upon the occurrence of any of the following events:

2.1 Termination Without Cause; Resignation for Good Reason.

(a) The Company may remove Executive at any time without Cause (as defined in Section 4) from the position in which Executive is employed hereunder upon not less than sixty (60) days’ prior written notice to Executive; provided, however, that, that in the event that such notice is given, Executive shall be under no obligation to render any additional services to the Company and shall be allowed to seek other employment. In addition, Executive may initiate a termination of employment by resigning under this Section 2.1 for Good Reason (as defined in Section 4). Executive shall give the Company not less than 60 days’ prior written notice of such resignation.

(b) Upon any removal or resignation described in Section 2.1(a) above, Executive shall be entitled to receive only the amount due to Executive under the Company’s then current severance pay plan for employees, if any. No other payments or benefits shall be due under this Agreement to Executive, but Executive shall be entitled to any benefits accrued and earned in accordance with the terms of any applicable benefit plans and programs of the Company.

(c) Notwithstanding the provisions of Section 2.1(b), in the event that Executive executes and does not revoke a written mutual release upon such removal, resignation or Non-Renewal, in a form acceptable to the Company (the “Release”), of any and all claims against the Company and all related parties with respect to all matters arising out of Executive’s employment by the Company, or the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which Executive has accrued and is due a benefit), and any claims against Executive for actions within the scope of her employment by the Company, Executive shall be entitled to receive, in lieu of the payment described in Section 2.1(b), the following:

(i) Executive shall receive a lump sum cash payment equal to three times the sum of (x) Executive’s Base Salary and (y) Executive’s target annual cash bonus (or, in the absence of a target bonus opportunity for the fiscal year, 100% of Executive’s Base Salary) for the fiscal year of Executive’s removal or resignation (the “Cash Bonus”). Payment shall be made within thirty (30) days after the effective date of the termination or the end of the revocation period for the Release, if later.

(ii) For a period of 18 months following the date of termination, Executive shall continue to receive the medical coverage in effect at the date of her termination (or generally comparable coverage) for herself and, where applicable, her spouse and dependents, as the same may be changed from time to time for employees generally, as if Executive had continued in employment during such period; or, as an alternative, the Company may elect to pay Executive cash in lieu of such coverage in an amount equal to Executive’s after-tax cost of continuing such coverage, where such coverage may not be continued (or where such continuation would adversely affect the tax status of the plan pursuant to which the coverage is provided). The COBRA health care continuation coverage period under section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), shall run concurrently with the foregoing 18-month benefit period.

(iii) Executive shall also receive any other amounts earned, accrued and owing but not yet paid under Section 1 above, including a pro rata portion of Executive’s Cash

Bonus. The pro rated Cash Bonus shall be determined by multiplying the Cash Bonus by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the fiscal year of her Disability and the denominator of which is three hundred sixty-five (365)

2.2 Voluntary Termination. Executive may voluntarily terminate her employment for any reason upon thirty (30) days’ prior written notice. In such event, after the effective date of such termination, except as provided in Section 2.1 with respect to a resignation for Good Reason, no further payments shall be due under this Agreement, except that Executive shall be entitled to any benefits accrued and due in accordance with the terms of any applicable benefit plans and programs of the Company.

2.3 Disability. The Company may terminate Executive’s employment if Executive has been unable to perform the material duties of her employment for a period of ninety (90) consecutive days in any 12-month period because of physical or mental injury or illness (“Disability”); provided, however, that the Company shall continue to pay Executive’s Base Salary until the Company acts to terminate Executive’s employment. Executive agrees, in the event of a dispute under this Section 2.3 relating to Executive’s Disability, to submit to a physical examination by a licensed physician jointly selected by the Board and Executive. If the Company terminates Executive’s employment for Disability, Executive shall be entitled to receive the following:

(a) Any amounts payable pursuant to this Section 2.3 shall be offset by any amounts the Executive receives under the Company’s long-term disability plan.

(b) Executive shall also receive (i) any other amounts earned, accrued and owing but not yet paid under Section 1 above and any benefits accrued and earned in accordance with the terms of any applicable benefit plans and programs of the Company and (ii) a pro rated Cash Bonus for the year in which Executive’s Disability occurs. The pro rated Cash Bonus shall be determined as provided in Section 2.1(c)(iii) above.

2.4 Death. If Executive dies while employed by the Company, the Company shall pay to Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, (i) any amounts earned, accrued and owing but not yet paid under Section 1 above and any benefits accrued and earned under the Company’s benefit plans and programs and (ii) a pro rated Cash Bonus for the fiscal year in which Executive’s death occurs, which bonus shall be determined according to Section 2.1(c)(iii) above. Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive.

2.5 Cause. The Company may terminate Executive’s employment at any time for Cause upon written notice to Executive, in which event all payments under this Agreement shall cease, except for Base Salary to the extent already accrued. Executive shall be entitled to any benefits accrued and earned before her termination in accordance with the terms of any applicable benefit plans and programs of the Company.

2.6 Notice of Termination. Any termination of Executive’s employment shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 10. The notice of termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment and the applicable provision hereof, and (iii) specify the termination date in accordance with the requirements of this Agreement.

3. Change of Control.

3.1 Effect of a Change of Control. If a Change of Control occurs and Executive’s employment terminates under the circumstances described below, the provisions of Section 2.1 shall apply.

3.2 Termination Without Cause Upon or After a Change of Control. Upon or after a Change of Control, the Company (by action of the Board) may remove Executive at any time without Cause from the position in which Executive is employed hereunder or Executive may initiate termination of employment by resigning under this Section 3 for Good Reason (as defined in Section 4) (in either case the Employment Term shall be deemed to have ended) upon not less than 60 days’ prior written notice to Executive (or in the case of resignation for Good Reason, Executive shall give the Company not less than 60 days’ prior written notice of such resignation); provided, however, that, in the event that such notice is given, Executive shall be under no obligation to render any additional services to the Company and shall be allowed to seek other employment. In any such event, the provisions of Section 2.1(b) or (c), as applicable, shall then apply.

3.3 Parachutes. If any amount payable to or other benefit receivable by Executive pursuant to this Agreement is deemed to constitute a Parachute Payment (as defined below), alone or when added to any other amount payable or paid to or other benefit receivable or received by Executive which is deemed to constitute a Parachute Payment (whether or not under an existing plan, arrangement or other agreement), and would result in the imposition on Executive of an excise tax under Section 4999 of the Code, then, in addition to any other benefits to which Executive is entitled under this Agreement, Executive shall be paid by the Company an amount in cash equal to the sum of the excise taxes payable by Executive by reason of receiving Parachute Payments plus the amount necessary to put Executive in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest applicable rates on such Parachute Payments and on any payments under this Section 3.3 as if no excise taxes had been imposed with respect to Parachute Payments). For purposes of this Agreement, “Parachute Payment” shall mean a “parachute payment” as defined in Section 280G of the Code. The calculation under this Section 3.3 shall be as determined by the Company’s accountants.

4. Definitions.

4.1 “Cause” shall mean any of the following grounds for termination of Executive’s employment:

(a) Executive shall have been convicted of a felony;

(b) Executive intentionally and continually fails substantially to perform her reasonably assigned material duties to the Company (other than a failure resulting from Executive’s incapacity due to physical or mental illness), which failure has been materially and demonstrably detrimental to the Company and has continued for a period of at least 30 days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Company, has been delivered to Executive specifying the manner in which Executive has failed substantially to perform; or

(c) Executive breaches Section 5 of this Agreement.

4.2 “Good Reason” shall mean the occurrence of any of the following events or conditions, unless Executive has expressly consented in writing thereto or unless the event is remedied by the Company promptly after receipt of notice thereof given by Executive:

(a) a reduction in Executive’s Base Salary;

(b) a material reduction of Executive’s duties hereunder;

(c) the Company’s requiring Executive to be based at a location other than in the Philadelphia, Pennsylvania metropolitan area;

(d) the failure of Executive to be elected to the Board;

(e) the failure of Executive to be elected by the other Board members as Chairman of the Board; or

(f) any material breach of this Agreement by the Company.

4.3 A “Change of Control” shall be deemed to have occurred if:

(a) Any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (other than persons who are shareholders on the effective date of the Plan) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a change of ownership resulting from the death of a shareholder, and a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the shareholders of the Company immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote);

(b) The consummation of (i) a merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) a liquidation or dissolution of the Company; or

(c) The individuals who, as of December 12, 2006, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least two-thirds of the Board; provided, however, that if either the election of any new trustee or the nomination for election of any new director by the Company’s stockholders was approved by a vote of at least two-thirds of the Incumbent Board prior to such election or nomination, such new director shall be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

For purposes of the preceding definition, “Company” shall include the Company and its parent and/or subsidiaries.

5. Intellectual Property and Confidentiality. Executive hereby acknowledges that, during and solely as a result of her employment by the Company, Executive will receive special training and education with respect to the operation of the Company’s business and other related matters, and access to confidential information and business and professional contacts. In consideration of Executive’s employment and in consideration of the special and unique opportunities afforded by the Company to Executive as a result of Executive’s employment, Executive hereby agrees to abide by the terms of the non-competition, non-solicitation, intellectual property and confidentiality provisions below. Executive agrees and acknowledges that her employment is full, adequate and sufficient consideration for the restrictions and obligations set forth in those provisions.

5.1 Developments. Executive shall disclose fully, promptly and in writing to the Company any and all inventions, discoveries, improvements, modifications and other intellectual property rights, whether patentable or not, which Executive has conceived, made or developed, solely or jointly with others, while employed by the Company and which (i) relate to the business, work or activities of the Company or (ii) result from or are suggested by the carrying out of Executive’s duties hereunder or from or by any information that Executive may receive as an employee of the Company. Executive hereby assigns, transfers and conveys to the Company all of Executive’s right, title and interest in and to any and all such inventions, discoveries, improvements, modifications and other intellectual property rights and agrees to take all such actions as may be requested by the Company at any time and with respect to any such invention, discovery, improvement, modification or other intellectual property rights to confirm or evidence such assignment, transfer and conveyance. Furthermore, at any time and from time to time, upon the request of the Company, Executive shall execute and deliver to the Company, any and all instruments, documents and papers, give evidence and do any and all other acts that, in the opinion of counsel for the Company, are or may be necessary or desirable to document such assignment, transfer and conveyance or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such inventions, discoveries, improvements, modifications or other intellectual property rights or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright. The Company shall be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and shall reimburse Executive for all reasonable expenses incurred by Executive in compliance with the provisions of this Section 5.1.

5.2 Confidentiality.

(a) Executive acknowledges that, by reason of Executive’s employment by the Company, Executive will have access to confidential information of the Company, including, without limitation, information and knowledge pertaining to products, inventions, discoveries, improvements, innovations, designs, ideas, trade secrets, proprietary information, manufacturing, packaging, advertising, distribution and sales methods, sales and profit figures, customer and client lists and relationships between the Company and dealers, distributors, sales representatives, wholesalers, customers, clients, suppliers and others who have business dealings with them (“Confidential Information”). Executive acknowledges that such Confidential Information is a valuable and unique asset of the Company and covenants that, both during and after the Employment Term, Executive will not disclose any Confidential Information to any person (except as Executive’s duties as an officer of the Company may require or as required by law or in a judicial or administrative proceeding) without the prior written authorization of the Board. The obligation of confidentiality imposed by this Section 5.2 shall not apply to information that becomes generally known to the public through no act of Executive in breach of this Agreement.

(b) Executive acknowledges that all documents, files and other materials received from the Company during the Employment Term (with the exception of documents relating to Executive’s compensation or benefits to which Executive is entitled following the Employment Term) are for use of Executive solely in discharging Executive’s duties and responsibilities hereunder and that Executive has no claim or right to the continued use or possession of such documents, files or other materials following termination of Executive’s employment by the Company. Executive agrees that, upon termination of employment, Executive will not retain any such documents, files or other materials and will promptly return to the Company any documents, files or other materials in Executive’s possession or custody.

5.3 Equitable Relief. Executive acknowledges that the restrictions contained in Sections 5.1 and 5.2 hereof are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Company, and that any violation of any provision of those Sections will result in irreparable injury to the Company. Executive also acknowledges that in the event of any such violation, the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, and to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. Executive agrees that in the event of any such violation, an action may be commenced for any such preliminary and permanent injunctive relief and other equitable relief in any federal or state court of competent jurisdiction sitting in Pennsylvania or in any other court of competent jurisdiction. Executive hereby waives, to the fullest extent permitted by law, any objection that Executive may now or hereafter have to such jurisdiction or to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. Executive agrees that effective service of process may be made upon Executive by mail under the notice provisions contained in Section 10 hereof.

6. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives the payments provided for in Section 2.1(b) or (c) of this Agreement, Executive hereby waives Executive’s right to receive payments under any severance plan or similar program applicable to all employees of the Company.

7. Survivorship. The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

8. Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

9. Arbitration; Expenses. In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Philadelphia, Pennsylvania in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, two of whom shall be selected by the Company and Executive, respectively, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association.

10. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company to:

RAIT Investment Trust

1818 Market Street

Philadelphia, PA 19103

With a required copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

Attention: Robert J. Lichtenstein, Esquire

If to Executive to:

Betsy Z. Cohen

[Address Omitted]

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

11. Contents of Agreement; Amendment and Assignment.

11.1 This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer and by Executive. This Agreement supersedes the provisions of any employment or other agreement between Executive and the Company that relate to any matter that is also the subject of this Agreement, including, but not limited to, the Amended and Restated Employment Agreement, entered into as of January 23, 2002, and such provisions in such other agreements will be null and void.

11.2 All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

12. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

13. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

14. Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.

15. Miscellaneous. All section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

16. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Except as specifically provided otherwise in this Agreement, Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

17. Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

18. Section 409A. To the extent that any payment under this Agreement is deemed to be deferred compensation subject to the requirements of Section 409A of the Code, and the terms of this Agreement do not incorporate the requirements of Section 409A of the Code with respect to such payments, the Company may amend this Agreement without the consent of Executive so that such payments will be made in accordance with such requirements. Amendment of the Agreement to comply with Section 409A of the Code will not require that Executive receive any additional benefit under the Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

RAIT INVESTMENT TRUST

By:	/s/ Scott F. Schaeffer
Name: Scott F. Schaeffer
Title: President

EXECUTIVE

/s/ Betsy Z. Cohen
Betsy Z. Cohen

EXHIBIT A

RAIT INVESTMENT TRUST

EXECUTIVE PENSION PLAN

AMENDED AND RESTATED

SUMMARY OF PLAN PROVISIONS

The following is a summary of the RAIT Investment Trust Executive Pension Plan (“SERP”); provided, however, that this summary is subject in its entirety to the terms and conditions set forth in the SERP document and to the extent there is any conflict between the terms of this summary and the terms of the SERP document, the terms of the SERP document shall govern.

Effective Date	October 31, 2002

Latest Amendment	December 11, 2006

Plan Year	Calendar Year

Participant	Betsy Z. Cohen

Compensation	Base pay, plus annual cash bonus earned for a Plan Year

Pensionable Pay	Average Compensation for Calendar Years 2004, 2005 and 2006

Actuarial Equivalent	7% Interest, 1983 Group Annuity Mortality Table (Female). Interest only until July 1, 2007.

Primary Social Security Benefit	The estimated annual amount of primary benefit payable to Participant at age 65 under the Social Security Act in effect on December 31, 2006.

Vesting	Fully vested; provided, however, that the entire benefit will be forfeited if the Participant is terminated for cause (as defined in the Employment Agreement).

Amount of Benefits	60% of Pensionable Pay less Primary Social Security Benefit, increased by 1/2% for each month between October 29, 2006 and the Benefit Commencement Date; provided, however, that one-half of this benefit (the “Common Shares Benefit”) shall be satisfied by the delivery to Participant of 128,334 common shares of beneficial interest of RAIT (“Common Shares”), plus any additional Common Shares credited to the SERP pursuant to dividends on the Common Shares, as described below. The Company and the Participant mutually agree that the Common Shares are full satisfaction of RAIT’s obligations as to the Common Share Benefit portion of the benefit and the Participant shall have no claim to any additional Common Shares as to this portion of the benefit. This number of Common Shares shall be equitably adjusted in the event of any stock split, stock dividend, reverse stock split, stock combination or other similar event after the date such Common Shares have been credited to the Participant’s account under the SERP.

Dividends	Dividends on the Common Shares paid after the date such Common Shares are credited to the Participant’s account under the SERP shall be accrued and credited as additional Common Shares to the Participant under the SERP; provided, however, that, to the extent the Common Shares are not distributed to the Participant on July 1, 2007, with respect to any dividends declared and paid on the Common Shares after July 1, 2007, such dividends shall not be accrued as additional Common Shares under the SERP, but instead shall be paid directly to Participant as dividend equivalents. The total value of dividend equivalents that Participant shall receive shall be based on the total number of Common Shares credited to the Participant under the SERP at the time dividends on RAIT’s Common Shares are declared. Dividend equivalents shall be paid to Participant at the same time that dividends are paid to RAIT’s shareholders.

Form of Benefit Payments	RAIT shall satisfy the Common Shares Benefit portion of the benefit through the delivery of the Common Shares credited to the Participant under the Plan, with such Common Shares delivered to the Participant in a single sum distribution, unless the Participant elects otherwise as permitted under the SERP document. RAIT shall satisfy the cash portion of the benefit by a joint and 50% annuity, unless the Participant elects otherwise as permitted under the SERP.

Benefit Commencement Date	The Common Shares Benefit portion of the Participant’s SERP benefit shall be delivered to the Participant on

July 1, 2007, unless (i) the Participant has a separation from service from RAIT prior to January 1, 2007, in which case the Common Shares benefit portion shall be paid on account of the Participant’s separation from service, or (ii) the Participant elects otherwise as permitted under the SERP.

The cash portion of the Participant’s SERP benefit shall commence to be paid to the Participant on July 1, 2007, unless (i) the Participant has a separation from service from RAIT prior to January 1, 2007, in which case the cash portion of the benefit shall be paid on account of the Participant’s separation from service, or (ii) the Participant elects otherwise as permitted under the SERP.

Death

Prior to Benefit Commencement Date	Surviving spouse will receive 50% of the accrued benefit if death occurs prior to Benefit Commencement Date.

After Benefit Commencement Date	Dependent on form of benefit elected.